Exhibit 99

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of March 31, 2004

ARCH CAPITAL GROUP LTD. REPORTS 2004 FIRST QUARTER RESULTS

HAMILTON, BERMUDA, April 28, 2004 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income for the 2004 first quarter was $87.5 million, or $1.26 per share, compared to $52.5 million, or $0.78 per share, for the 2003 first quarter. The Company’s diluted book value per share, including the effects of the Company’s recent public offering of common shares, increased by 9.5% to $27.95 at March 31, 2004 from $25.52 at December 31, 2003 (see “Calculation of Book Value Per Share” in the Supplemental Financial Information section of this release). Gross premiums written for the 2004 first quarter increased by 17.4% to $1.01 billion from $860.1 million for the 2003 first quarter, and the Company’s combined ratio was 89.2% for the 2004 first quarter, compared to 90.6% for the 2003 first quarter. All per share amounts discussed in this release are on a diluted basis.

The Company also reported after-tax operating income for the 2004 first quarter of $86.8 million, or $1.26 per share, compared to $49.2 million, or $0.73 per share, for the 2003 first quarter. The Company’s after-tax operating income represented a 20.3% return on beginning equity for the 2004 first quarter, compared to 13.9% for the 2003 first quarter. Operating income, a non-GAAP measure, is defined as net income or loss, excluding net realized investment gains or losses, net foreign exchange gains or losses, other income and non-cash compensation, net of tax. See page 5 for a further discussion of operating income and Regulation G.

The following table summarizes the Company’s underwriting results:

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2004	2003

Gross premiums written	$1,009,788	$860,100
Net premiums written	883,588	776,863
Net premiums earned	707,826	404,451
Underwriting income	77,059	40,103

Combined ratio	89.2%	90.6%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of operating income to net income and related diluted per share results.

	(Unaudited)
	Three Months Ended March 31,
(in thousands, except per share data)	2004	2003

Operating income	$86,810	$49,178
Net realized investment gains	7,698	5,346
Net foreign exchange (losses) gains	(5,319)	1,050
Other income	677	971
Non-cash compensation	(2,411)	(4,059)
Net income	$87,455	$52,486

Operating income	$1.26	$0.73
Net realized investment gains	0.11	0.08
Net foreign exchange (losses) gains	(0.08)	0.02
Other income	0.01	0.01
Non-cash compensation	(0.04)	(0.06)
Net income	$1.26	$0.78

Diluted average shares outstanding	69,145,060	66,939,562

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries for the 2004 first quarter consisted of a loss ratio of 60.7% and an underwriting expense ratio of 28.5%, compared to a loss ratio of 65.1% and an underwriting expense ratio of 25.5% for the 2003 first quarter. The loss ratio of 60.7% for the three months ended March 31, 2004 was comprised of 13.1 points of paid losses, 8.0 points related to reserves for reported losses and 39.6 points related to incurred but not reported loss reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company primarily uses the expected loss method of reserving, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through March 31, 2004.

For a discussion of changes in underwriting activities and a review of the Company’s results by operating division, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities for the 2004 first quarter was $397.0 million, compared to $300.5 million for the 2003 first quarter. The significant increase in cash flow was primarily due to the substantial growth in premiums written and collected and a low level of claim payments.

Net investment income for the 2004 first quarter was $24.6 million, compared to $18.4 million for the 2003 first quarter. The growth in net investment income in the 2004 first quarter compared to the 2003 first quarter was due to a significant increase in the Company’s invested assets, primarily resulting from cash flow provided by operating activities during 2003, which more than offset the effects of lower yields available in the financial markets. The Company’s investment portfolio mainly consists of high quality fixed income securities, which had an average Standard & Poor’s quality rating of “AA+” and an average duration of 2.4 years at March 31, 2004.

For the 2004 and 2003 first quarters, the Company’s effective tax rates on income before income taxes were 11.2% and 13.0%, respectively, and the effective tax rates on pre-tax operating income were 10.0% and 12.5% respectively. The reduction in the effective tax rates in the 2004 first quarter resulted from a change in the relative mix of income reported by jurisdiction. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. For the remainder of 2004, the Company currently expects that its effective tax rate on pre-tax operating income will be in the range of 9% to 11%.

Non-cash compensation expense for the 2004 first quarter was $2.6 million, compared to $4.3 million for the 2003 first quarter. Absent significant additional restricted share grants, non-cash compensation expense is currently expected to be approximately $2.5 million, $2.4 million and $1.5 million during the remaining three quarters of 2004, respectively.

The United States dollar is the functional currency for all of the Company’s business. Net foreign exchange losses for the 2004 first quarter of $5,319,000 consisted of net unrealized losses of $5,509,000 and net realized gains of $190,000. Net foreign exchange gains for the 2003 first quarter of $1,050,000 consisted of net unrealized gains of $595,000 and net realized gains of $455,000.

In late March 2004, the Company issued 4,688,750 common shares and received net proceeds of approximately $179 million. The offering proceeds will be used to support the growth of the Company’s insurance and reinsurance divisions and for other corporate purposes. In addition, the Company has announced that it has commenced the marketing of a public offering of $300 million principal amount of its senior notes. The Company expects to use the net proceeds from the sale of the notes to repay all amounts outstanding under its existing revolving credit facility and to support the underwriting activities of its insurance and reinsurance divisions and for other corporate purposes.

Diluted weighted average shares outstanding, which is used in the calculation of operating income and net income per share, increased by 2.2 million shares, or 3.3%, from the 2003 first quarter to the 2004 first quarter. A majority of the increase in diluted weighted average shares outstanding was due to increases in the dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method. Under such method, the dilutive impact of options and nonvested stock on diluted weighted average shares outstanding increases as the market price of the Company’s common shares increases. The remainder of the increase primarily resulted from the weighted average impact of additional shares issued in the Company’s recent stock offering and through the exercise of stock options during 2003 and 2004. In addition, the vesting of restricted shares also contributed to the increase in average shares outstanding. The shares issued in the recent stock offering will be fully reflected in the 2004 second quarter diluted weighted average shares outstanding.

At March 31, 2004, the Company’s capital of $2.21 billion consisted of revolving credit facility borrowings of $200.0 million, representing 9.0% of the total, and shareholders’ equity of $2.01 billion, representing 91.0% of the total. The increase in the Company’s capital of approximately $300 million during 2004 was primarily attributable to the effects of the recent stock offering and net income for the 2004 first quarter.

The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on April 29, 2004. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 12:00 p.m. Eastern Time on April 29 through midnight Eastern Time on May 29, 2004. A telephone replay of the conference call also will be available beginning on April 29 at 12:00 p.m. Eastern Time until May 6 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 19849112), and international callers should dial 617-801-6888 (passcode 19849112).

Arch Capital Group Ltd., a Bermuda-based company with over $2.2 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission, and include:

•                       the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                       acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and the Company’s insureds and reinsureds;

•                       the Company’s ability to maintain or improve its ratings, which may be affected by the Company’s ability to raise additional equity or debt financings, as well as other factors described herein;

•                       general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                       the Company’s ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in the light of the rapid growth of the Company’s business;

•                       the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                       accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since very limited historical information has been reported to the Company through March 31, 2004;

•                       greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by the Company’s insurance and reinsurance subsidiaries;

•                       severity and/or frequency of losses;

•                       claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•                       acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                       losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of the Company’s prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                       availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                       the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

•                       the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                       changes in accounting principles or the application of such principles by accounting firms or regulators;

•                       statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

•                       rating agency policies and practices.

In addition, other general factors could affect the Company’s results, including: (a) developments in the world’s financial and capital markets and the Company’s access to such markets; (b) changes in regulation or tax laws applicable to the Company, its subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of operating income, which is defined as net income or loss, excluding net realized investment gains or losses, net foreign exchange gains or losses, other income and non-cash compensation, net of tax. The Company believes that net realized investment gains or losses, net foreign exchange gains or losses, other income and non-cash compensation for any particular period are not indicative of the performance of, or trends in, the Company’s business performance. This presentation is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

Although net realized investment gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized investment gains or losses and net foreign exchange gains or losses from the calculation of operating income. Other income is generated by certain of the Company’s privately held securities which are accounted for under the equity method of accounting. The Company records a proportionate share of the investee company’s net income or loss based on its ownership percentage in such investment. As this is a non-cash item which fluctuates based on the underlying results of the investee companies, the Company excludes other income from the calculation of operating income. With respect to non-cash compensation, since these charges, in large part, relate to the Company’s capital raising activities during 2001 and the new underwriting initiative, the Company has excluded such charges from operating income. Non-cash compensation also does not have any impact on the Company’s shareholders’ equity.

The Company believes that showing net income exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies who follow the Company and the insurance industry as a whole exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	(Unaudited)
	Three Months Ended March 31,
	2004	2003
Revenues
Net premiums written	$883,588	$776,863
Increase in unearned premiums	(175,762)	(372,412)
Net premiums earned	707,826	404,451
Net investment income	24,573	18,438
Net realized investment gains	8,901	6,199
Fee income	3,994	5,676
Other income	1,042	1,139
Total revenues	746,336	435,903

Expenses
Losses and loss adjustment expenses	429,614	263,128
Acquisition expenses	152,856	78,152
Other operating expenses	57,467	31,080
Net foreign exchange losses (gains)	5,319	(1,050)
Non-cash compensation	2,638	4,264
Total expenses	647,894	375,574

Income Before Income Taxes	98,442	60,329

Income tax expense	10,987	7,843

Net Income	$87,455	$52,486

Net Income Per Share Data
Basic	$3.21	$2.02
Diluted	$1.26	$0.78

Weighted Average Shares Outstanding
Basic	27,277,998	26,017,313
Diluted	69,145,060	66,939,562

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	(Unaudited)
	March 31, 2004	December 31, 2003
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2004, $3,837,754; 2003, $3,363,193)	$3,899,090	$3,398,424
Short-term investments available for sale, at fair value (amortized cost: 2004, $358,538; 2003, $228,616)	358,845	229,348
Privately held securities (cost: 2004, $20,854; 2003, $27,632)	27,262	32,476
Total investments	4,285,197	3,660,248

Cash	78,558	56,899
Accrued investment income	31,204	30,316
Premiums receivable	631,624	477,032
Funds held by reinsureds	232,751	211,944
Unpaid losses and loss adjustment expenses recoverable	460,837	409,451
Paid losses and loss adjustment expenses recoverable	25,262	18,549
Prepaid reinsurance premiums	232,923	236,061
Goodwill and intangible assets	35,882	35,882
Deferred income tax asset	32,600	33,979
Deferred acquisition costs, net	304,377	275,696
Other assets	158,655	139,264
Total Assets	$6,509,870	$5,585,321

Liabilities
Reserve for losses and loss adjustment expenses	$2,353,109	$1,951,967
Unearned premiums	1,576,765	1,402,998
Reinsurance balances payable	110,995	117,916
Revolving credit agreement borrowings	200,000	200,000
Investment accounts payable	45,707	—
Other liabilities	213,097	201,711
Total Liabilities	4,499,673	3,874,592

Commitments and Contingencies

Shareholders’ Equity
Preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 2004, 38,364,972; 2003, 38,844,665)	384	388
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2004, 33,552,344; 2003, 28,200,372)	336	282
Additional paid-in capital	1,547,407	1,361,267
Deferred compensation under share award plan	(15,795)	(15,004)
Retained earnings	415,418	327,963
Accumulated other comprehensive income consisting of unrealized appreciation in value of investments, net of deferred income tax	62,447	35,833
Total Shareholders’ Equity	2,010,197	1,710,729
Total Liabilities and Shareholders’ Equity	$6,509,870	$5,585,321

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2004	2003
Preference Shares
Balance at beginning of year	$388	$388
Converted to common shares	(4)	—
Balance at end of period	384	388

Common Shares
Balance at beginning of year	282	277
Common shares issued	50	3
Converted from preference shares	4	—
Balance at end of period	336	280

Additional Paid-in Capital
Balance at beginning of year	1,361,267	1,347,165
Common shares issued	184,483	3,586
Exercise of stock options	2,080	3,356
Common shares retired	(551)	(253)
Other	128	832
Balance at end of period	1,547,407	1,354,686

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(15,004)	(25,290)
Restricted common shares issued	(3,950)	(2,696)
Deferred compensation expense recognized	3,159	3,798
Balance at end of period	(15,795)	(24,188)

Retained Earnings
Balance at beginning of year	327,963	47,372
Net income	87,455	52,486
Balance at end of period	415,418	99,858

Accumulated Other Comprehensive Income
Unrealized Appreciation in Value of Investments, Net of Deferred Income Tax
Balance at beginning of year	35,833	41,332
Change in unrealized appreciation	26,614	8,242
Balance at end of period	62,447	49,574
Total Shareholders’ Equity	$2,010,197	$1,480,598

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2004	2003
Comprehensive Income
Net income	$87,455	$52,486
Other comprehensive income, net of deferred income tax
Unrealized appreciation in value of investments:
Unrealized holding gains arising during year	33,686	13,588
Reclassification of net realized investment gains, net of tax, included in net income	(7,072)	(5,346)
Other comprehensive income	26,614	8,242
Comprehensive Income	$114,069	$60,728

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2004	2003
Operating Activities
Net income	$87,455	$52,486
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment gains	(8,275)	(6,199)
Other income	(1,042)	(1,139)
Provision for non-cash compensation	2,638	4,264
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	349,756	217,825
Unearned premiums, net of prepaid reinsurance premiums	176,905	372,412
Premiums receivable	(154,592)	(229,613)
Deferred acquisition costs, net	(28,681)	(72,371)
Funds held by reinsureds	(20,807)	(26,522)
Reinsurance balances payable	(6,921)	(18,365)
Accrued investment income	(888)	(3,379)
Paid losses and loss adjustment expenses recoverable	(6,713)	(11,610)
Deferred income tax asset	551	5,495
Other liabilities	12,975	13,547
Other items, net	(5,358)	3,639
Net Cash Provided By Operating Activities	397,003	300,470

Investing Activities
Purchases of fixed maturity investments	(1,388,771)	(984,053)
Sales of fixed maturity investments	915,555	333,655
Sales of equity securities	7,557	7,121
Net (purchases) sales of short-term investments	(84,568)	342,995
Purchases of furniture, equipment and other	(6,114)	(5,570)
Net Cash Used For Investing Activities	(556, 341)	(305,852)

Financing Activities
Proceeds from common shares issued	181,548	2,801
Repurchase of common shares	(551)	(254)
Net Cash Provided By Financing Activities	180,997	2,547

Increase (decrease) in cash	21,659	(2,835)
Cash beginning of year	56,899	91,717
Cash end of period	$78,558	$88,882
Income taxes paid, net	$73	$1,082
Interest paid	$2,516	—

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

The following table provides information on the Company’s investing activities, including investment income yield, average duration and average credit quality.

	(Unaudited)
	Three Months Ended March 31,
Investment income yield (at amortized cost)	2004	2003

Pre-tax	2.5%	3.5%
After-tax	2.3%	3.1%

	(Unaudited)
Fixed maturities and short-term investments	March 31, 2004	December 31, 2003

Average duration (in years)	2.4	2.0
Average credit quality (Standard & Poors)	AA+	AA+

	(Unaudited )
	Three Months Ended March 31,
	2004	2003

Annualized operating return on beginning equity (1)	20.3%	13.9%

(1)          Annualized operating return on beginning equity, a non-GAAP measure, equals annualized operating income divided by shareholders’ equity as of the beginning of the period. See “Comment on Regulation G” above.

Segment Information

The Company classifies its businesses into two underwriting segments – reinsurance and insurance – and a corporate and other segment (non-underwriting). The Company’s reinsurance and insurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The reinsurance segment, or division, consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include casualty, casualty clash, marine and aviation, non-traditional, other specialty, property catastrophe, and property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata).

The insurance segment, or division, consists of the Company’s insurance underwriting subsidiaries which primarily write on a direct basis. The insurance segment consists of eight product lines, including casualty, construction and surety, executive assurance, healthcare, professional liability, programs, property, marine and aviation, and other (primarily non-standard auto, collateralized protection business and certain programs).

The reinsurance division’s underwriting income increased to $47.2 million for the 2004 first quarter, compared to $33.2 million for the 2003 first quarter. The increase in underwriting income in 2004 was primarily due to a significantly higher level of net premiums earned. The combined ratio for the reinsurance division was 87.8% for the 2004 first quarter, compared to 88.2% for the 2003 first quarter.

Gross premiums written for the reinsurance division increased slightly to $565.7 million for the 2004 first quarter from $562.7 million for the 2003 first quarter as increases in casualty and U.S. regional property business were offset by reductions in writings in certain sectors in response to changes in market conditions and the non-renewal of two significant Lloyd’s qualifying quota shares. Net premiums earned for the reinsurance division increased to $383.1 million for the 2004 first quarter, compared to $265.9 million for the 2003 first quarter. Approximately 63% of the increase in net premiums earned was attributable to casualty business. Net premiums earned reflect period to period changes in net premiums written, including the mix and type of business.

The reinsurance division’s loss ratio was 57.4% for the 2004 first quarter, compared to 61.6% for the 2003 first quarter. The 2004 first quarter results included losses of approximately $8.1 million, or 2.1 points of the loss ratio, from the Algerian natural gas plant explosion in January 2004. The loss ratio for the 2004 first quarter benefited from estimated net favorable development in prior year reserves of $5.1 million, or a 1.3 point reduction in the loss ratio. Both the frequency and the severity of reported losses have been lower than the assumed pattern of losses established for property and other short-tail business at December 31, 2003, which, in turn, led to a decrease in the reinsurance division’s expected loss ratio during the 2004 first quarter. In addition, primarily as a result of the commutation of two treaties, the reinsurance division experienced estimated favorable development in its non-traditional business of approximately $18.7 million, or a 4.9 point reduction in the loss ratio. Such development was substantially offset by additional profit commissions payable as a result of the commutations that increased acquisition expenses by $14.0 million, or 3.6 points of the acquisition expense ratio. As a result, the net effect from non-traditional business was $4.7 million of underwriting income in the 2004 first quarter, or a 1.3 point decrease in the reinsurance division’s combined ratio. In 2002 and 2003, in its reserving process, the reinsurance division recognized that there is a possibility that the assumptions made could prove to be inaccurate due to several factors primarily related to the start up nature of its operations. Due to the availability of additional data, and based on reserve analyses, the reinsurance division determined that it was no longer necessary to continue to include such factors in the reserving process. This resulted in a decline of 2.7 points in the loss ratio from the 2003 first quarter to the 2004 first quarter. The remainder of the change in the loss ratio compared to the 2003 first quarter resulted from changes in the mix of business earned.

The reinsurance division’s acquisition expense ratio for the 2004 first quarter was 28.0%, compared to 24.3% for the 2003 first quarter. The increase was primarily due to additional profit commissions recorded in the reinsurance division’s non-traditional business as discussed above.

The insurance division’s underwriting income was $29.9 million for the 2004 first quarter, compared to $6.9 million for the 2003 first quarter. The increase in the insurance division’s underwriting profitability in 2004 was primarily due to a higher level of net premiums earned.  In addition, the insurance division’s combined ratio improved to 90.8% for the 2004 first quarter from 94.9% for the 2003 first quarter.

Gross premiums written for the insurance division increased to $481.6 million for the 2004 first quarter, compared to $345.3 million for the 2003 first quarter. Net premiums written for the insurance division increased to $332.7 million for the 2004 first quarter, compared to $229.4 million for the 2003 first quarter. Gross and net premiums written in the 2004 first quarter were higher in most lines of business than in the 2003 first quarter as a result of the continued growth of the insurance division’s market share. Net premiums earned for the insurance division increased to $324.8 million for the 2004 first quarter, compared to $138.5 million for the 2003 first quarter.

The insurance division’s loss ratio for the 2004 first quarter was 64.6%, compared to 71.6% for the 2003 first quarter. The loss ratio for the 2004 first quarter benefited from estimated net favorable development in prior year reserves in property and other short-tail business of $1.7 million, which reduced the insurance division’s loss ratio by 0.5 points. The remainder of the decrease in the 2004 first quarter loss ratio compared to the 2003 first quarter primarily resulted from changes in the mix of business earned.

The acquisition expense ratio for the insurance division is calculated net of certain policy-related fee income and is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis. The acquisition expense ratio was 12.9% for the 2004 first quarter (net of 1.2 points of policy-related fee income), compared to 7.4% for the 2003 first quarter (net of 2.3 points of policy-related fee income). The increase in the acquisition expense ratio primarily resulted from changes in the mix of business.

The insurance division’s other operating expense ratio for the 2004 first quarter was 13.3%, compared to 15.9% for the 2003 first quarter. While aggregate operating expenses were significantly higher for the 2004 first quarter compared to the 2003 first quarter, the operating expense ratio of the insurance division decreased primarily due to the substantial growth in net premiums earned in the 2004 period.

The following table sets forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income:

	(Unaudited)
	Three Months Ended March 31, 2004
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$565,739	$481,569	$1,009,788
Net premiums written	550,888	332,700	883,588

Net premiums earned	$383,050	$324,776	$707,826
Policy-related fee income	—	3,785	3,785
Other underwriting-related fee income	320	128	448
Losses and loss adjustment expenses	(219,817)	(209,797)	(429,614)
Acquisition expenses, net	(107,128)	(45,728)	(152,856)
Other operating expenses	(9,271)	(43,259)	(52,530)
Underwriting income	$47,154	$29,905	$77,059

Net investment income			24,573
Net realized investment gains			8,901
Other fee income, net of related expenses			(239)
Other income			1,042
Other expenses			(4,937)
Net foreign exchange losses			(5,319)
Non-cash compensation			(2,638)
Income before income taxes			98,442
Income tax expense			(10,987)

Net income			$87,455

Underwriting Ratios
Loss ratio	57.4%	64.6%	60.7%
Acquisition expense ratio (2)	28.0%	12.9%	21.1%
Other operating expense ratio	2.4%	13.3%	7.4%
Combined ratio	87.8%	90.8%	89.2%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following table sets forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income:

	(Unaudited)
	Three Months Ended March 31, 2003
(in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$562,661	$345,306	$860,100
Net premiums written	547,436	229,427	776,863

Net premiums earned	$265,947	$138,504	$404,451
Policy-related fee income	—	3,213	3,213
Other underwriting-related fee income	1,927	—	1,927
Losses and loss adjustment expenses	(163,915)	(99,213)	(263,128)
Acquisition expenses, net	(64,666)	(13,486)	(78,152)
Other operating expenses	(6,119)	(22,089)	(28,208)
Underwriting income	$33,174	$6,929	$40,103

Net investment income			18,438
Net realized investment gains			6,199
Other fee income, net of related expenses			536
Other income			1,139
Other expenses			(2,872)
Net foreign exchange gains			1,050
Non-cash compensation			(4,264)
Income before income taxes			60,329
Income tax expense			(7,843)

Net income			$52,486

Underwriting Ratios
Loss ratio	61.6%	71.6%	65.1%
Acquisition expense ratio (2)	24.3%	7.4%	18.5%
Other operating expense ratio	2.3%	15.9%	7.0%
Combined ratio	88.2%	94.9%	90.6%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following table sets forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited)
	Three Months Ended March 31,
	2004		2003
REINSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$228,550	41.5%	$163,960	30.0%
Property excluding property catastrophe	108,590	19.7%	112,600	20.6%
Other specialty	106,297	19.3%	136,015	24.8%
Property catastrophe	58,204	10.6%	48,773	8.9%
Marine and aviation	30,643	5.6%	31,421	5.7%
Non-traditional	11,728	2.1%	47,635	8.7%
Casualty clash	6,876	1.2%	7,032	1.3%
Total	$550,888	100.0%	$547,436	100.0%

Net premiums earned
Casualty	$152,576	39.8%	$78,507	29.5%
Other specialty	86,115	22.5%	57,672	21.7%
Property excluding property catastrophe	84,797	22.2%	61,067	23.0%
Property catastrophe	27,214	7.1%	27,611	10.4%
Marine and aviation	20,782	5.4%	15,582	5.8%
Non-traditional	8,779	2.3%	22,028	8.3%
Casualty clash	2,787	0.7%	3,480	1.3%
Total	$383,050	100.0%	$265,947	100.0%

Net premiums written
Pro rata	$324,106	58.8%	$312,158	57.0%
Excess of loss	226,782	41.2%	235,278	43.0%
Total	$550,888	100.0%	$547,436	100.0%

Net premiums earned
Pro rata	$284,282	74.2%	$169,314	63.7%
Excess of loss	98,768	25.8%	96,633	36.3%
Total	$383,050	100.0%	$265,947	100.0%

Net premiums written by client location
North America	$340,898	61.9%	$345,064	63.0%
Europe	158,602	28.8%	151,356	27.6%
Bermuda	37,125	6.7%	34,324	6.3%
Asia and Pacific	5,452	1.0%	4,721	0.9%
Other	8,811	1.6%	11,971	2.2%
Total	$550,888	100.0%	$547,436	100.0%

The following table sets forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client location:

	(Unaudited)
	Three Months Ended March 31,
	2004		2003
INSURANCE SEGMENT (in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Programs	$89,780	27.0%	$70,627	30.8%
Casualty	63,546	19.1%	49,335	21.5%
Professional liability	45,722	13.7%	19,843	8.6%
Construction and surety	38,243	11.5%	19,710	8.6%
Property, marine and aviation	29,731	8.9%	14,238	6.2%
Executive assurance	27,483	8.3%	25,264	11.0%
Healthcare	13,426	4.0%	16,264	7.1%
Other	24,769	7.5%	14,146	6.2%
Total	$332,700	100.0%	$229,427	100.0%

Net premiums earned
Programs	$88,071	27.1%	$39,832	28.8%
Casualty	54,780	16.9%	25,255	18.2%
Construction and surety	49,912	15.4%	9,829	7.1%
Professional liability	34,786	10.7%	8,375	6.0%
Property, marine and aviation	34,712	10.7%	12,495	9.0%
Executive assurance	31,039	9.6%	16,274	11.8%
Healthcare	11,517	3.5%	8,813	6.4%
Other	19,959	6.1%	17,631	12.7%
Total	$324,776	100.0%	$138,504	100.0%

Net premiums written by client location
North America	$324,835	97.6%	$228,328	99.5%
Other	7,865	2.4%	1,099	0.5%
Total	$332,700	100.0%	$229,427	100.0%

Calculation of Book Value Per Share

The following book value per share calculations are based on shareholders’ equity of $2.01 billion and $1.71 billion at March 31, 2004 and December 31, 2003, respectively. The shares and per share numbers set forth below exclude the effects of stock options and Class B warrants.

	(Unaudited)
	March 31, 2004		December 31, 2003
	Outstanding Shares	Cumulative Book Value Per Share	Outstanding Shares	Cumulative Book Value Per Share
Common shares (1)	33,552,344	$35.90	28,200,372	$31.74
Series A convertible preference shares	38,364,972	$27.95	38,844,665	$25.52
Total	71,917,316		67,045,037

(1) Book value per common share at March 31, 2004 and December 31, 2003 was determined by dividing (i) the difference between total shareholders’ equity and the aggregate liquidation preference of the Series A convertible preference shares of $805.7 million and $815.7 million, respectively, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

Pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion (the “Subscription Agreement”), in November 2005, there will be a calculation of a final adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.